Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-173282

Duke Energy Launches PremierNotes

Duke Energy has started a program that will give individual investors an opportunity to earn attractive interest rates on money invested directly with the company.

Called PremierNotes, the notes program provides individuals and other qualified investors an opportunity to make direct investments in new debt of the corporation.

How it works

Under the program, Duke borrows directly from investors by issuing notes. In return, our investors receive a competitive floating rate of interest that is attractive compared to other cash alternatives, like bank accounts, short-term CDs and money-market mutual funds, and their money is available when they need it.

The program will be open to the public, including Duke Energy retirees.

Duke uses investments in the PremierNotes program to provide the company with an additional

Expect to receive more information about PremierNotes in your mail within the next few days.

You must enroll to participate. You can enroll completing the application located on the website, www.duke-energy.com/premiernotes. You can also request an Enrollment Kit by calling 800-659-DUKE (3853). You should read through all the program materials and consider the risks before investing in the program.

Duke Energy Corporation has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Duke Energy Corporation has filed with the SEC for more information about Duke Energy Corporation and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or by downloading them from the Duke Energy PremierNotes website. Alternatively, Duke Energy Corporation will arrange to send you a prospectus if you request it by calling 1-800-659-DUKE (3853).